Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-153255, 333-183991) of our reports dated,  March 15, 2013, included in this Annual Report on Form 10-K  of MiMedx Group, Inc. (the Company)  relating to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows years then ended, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2012.

/s/ Cherry Bekaert  LLP (formerly Cherry, Bekaert & Holland L.L.P)

Atlanta, Georgia

March 15, 2013